Exhibit 99.2

NEWS RELEASE — For Immediate Release

Visteon Takes Steps to Improve U.S. Pension Plans Funding

Approximate $70 million stock contribution follows $15.1 million cash infusion

VAN BUREN TOWNSHIP, Mich., Jan. 10, 2012 — Visteon Corporation (NYSE: VC) announced it has taken significant steps to improve funding of its U.S. defined benefit pension plans. The company on Jan. 9 contributed 1,453,489 million shares of company stock valued at approximately $70 million into its two largest U.S. plans. That followed a cash contribution of approximately $15.1 million to one of the plans on Dec. 27, 2011, after the return of funds previously held by the Pension Benefit Guaranty Corporation (PBGC).

“This stock contribution will strengthen Visteon’s U.S. pension plans while conserving cash and increasing the company’s financial flexibility,” said Martin E. Welch, executive vice president and chief financial officer. The stock contribution was valued by and will be managed by an independent fiduciary on behalf of plan participants. Visteon has agreed to file a prospectus supplement in connection with the company’s existing effective shelf registration to register the resale of the shares by the independent fiduciary.

The $15.1 million cash contribution is designated as a pre-funding amount that will be used to offset the plan’s funding needs after June 2013. The contribution was made under an agreement with the PBGC after it released to Visteon approximately $15.1 million that it had held under a prior arrangement.

Visteon Corporation is a leading global automotive supplier that designs, engineers and manufactures innovative climate, interior, electronic and lighting products for vehicle manufacturers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; the company has facilities in 27 countries and employs approximately 27,000 people. Learn more at www.visteon.com.

Contact:

Media

Jim Fisher

734-710-5557

734-417-6184 (mobile)

jfishe89@visteon.com

Investors

Chuck Mazur

734-710-5800

investor@visteon.com

Visteon Corporation One Village Center Drive Van Buren Twp., Mich., 48111